EXHIBIT 10.14

Coregenic Professional Services Contract

THIS AGREEMENT Is entered into this September 27’” by and between PocketFinder and Coregenic.

1.           Coregenic, pursuant to the provisions of this agreement, is retained by PocketFinder to provide all available resources including and not limited to:  C# programmers, SQL DB admin staff, technical advisors, security advisors, security auditors, and network topology provisioning specialists.

2.           PocketFinder will agree to process the monthly retainers prior to each work month.  Time sheets will be emailed every following Monday morning for the prior work week for all options.

Rates set at $100 per hour starting with a Ten Thousand Dollar ($10,000) retainer.

3.           Ownership or Work.  Work shall be considered made-for-hire under the United States Copyright Act and, at all stages of development, shall be and remain the sole and exclusive property of PocketFinder.

4.           The parties hereto acknowledge that during the course of Coregenic’s service to PocketFinder pursuant to this agreement, it will become necessary or desirable for PocketFinder to disclose to Coregenic a substantial amount of PocketFinder Proprietary Information.  Coregenic fully understands that the maintenance of such information in strict confidence and the confinement of its use to PocketFinder is of vital importance to PocketFinder.  Coregenic agrees that the information and knowledge divulged to the Consultant by PocketFinder or which Coregenic acquires In connection with or as a result of Coregenic’s services hereunder will be regarded by Coregenic as confidential.

5.           Coregenic recognizes that all records and copies of records touching PocketFinder’s operations, investigations and business made or received by Coregenic during the period of this agreement are and will be the exclusive property of PocketFinder, and Coregenic will keep the same at all times in Coregenic’s custody and subject to Coregenic’s control, and will surrender the same to PocketFinder Immediately upon the request of PocketFinder, or upon completion to agreed upon services.

6.           This agreement is effective on the above date entered into and will terminate upon satisfactory completion of agreed upon services.  PocketFinder or Coregenic may terminate this agreement without cause upon thirty (30) days written notification to the other party at the address shown in this agreement.  PocketFinder may terminate this agreement immediately upon Coregenic’s refusal to, or inability to perform under the agreement or Coregenic’s breach of this agreement.  On termination of this agreement, PocketFinder’s obligation to pay Consultant, except for services already accrued or incurred, will forthwith cease and terminate.

7.           If mutually agreeable to PocketFinder and Coregenic. this agreement may be extended.  Such extension will be documented by written amendment, duly signed and dated by both parties.

8.           This agreement has been negotiated, executed and delivered in the State California.  The parties hereto agree that all questions pertaining to the validity and interpretation of this agreement will be determined in accordance with the laws of the State of California.

This agreement and referenced attachments constitutes one phase of development between the mentioned parties,

Dated September 27, 2006

By: POCKETFINDER LLC	By: COREGENIC LLC

/s/ Joseph Scalisi	/s/ Mike Beydler
Joseph Scalisi, President	Mike Beydler, CEO

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